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                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-96420, 333-19159, 333-43474, 333-83624 and 333-83628) on Form S-8 of MEMC
Electronic Materials, Inc. of our reports dated March 1, 2002, relating to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the periods from January 1, 2001 through November 13, 2001 and from November 14, 2001 through December 31, 2001 and for each of the years in the two-year period ended December 31, 2000, and the related schedule, which reports appear in or are incorporated therein in the December 31, 2001 annual report on Form 10-K of MEMC Electronic Materials, Inc.

As discussed in Note 2 to the Consolidated Financial Statements, MEMC's former majority shareholder divested of its interest in MEMC to an unaffiliated investor group. The transaction has been accounted for as a purchase, and the investor group's basis in MEMC has been pushed-down to the MEMC accounting records creating a new basis of accounting, effective November 31, 2001. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

St. Louis, Missouri
March 28, 2002